Exhibit 23.02

Consent of Ernst and Young, LLP, Independent Auditors

      We consent to the reference to our firm under the caption “Named Experts” in the Registration Statement (Form S-8) of Intuit Inc. pertaining to the Options Granted Under CBS Employer Services, Inc. 2000 Stock Option/ Stock Issuance Plan and Assumed By Intuit Inc. and to the incorporation by reference therein of our report dated August 20, 2001, with respect to the consolidated financial statements and schedule of Intuit Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2001 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

June 19, 2002